UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 27, 2007

BEIJING MED-PHARM CORPORATION

(Exact name of registrant specified in its charter)

Delaware	000-51409	20-0434726

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania	19462

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:	(610) 940-1675

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On January 27, 2007, Alliance BMP Limited entered into a Joint Venture Contract (the “GPC JV Contract”) with Guangzhou Pharmaceutical Limited Company (“GP Limited”), a Contract for the Transfer of Capital Contribution of Guangzhou Pharmaceuticals Corporation (the “GPC Capital Contribution Transfer Contract”) with several shareholders of Guangzhou Pharmaceuticals Corporation (“GPC”), a Chinese limited liability company, and a Contract for the Increase of Registered Capital of Guangzhou Pharmaceuticals Corporation with GP Limited (the GPC Capital Increase Contract”).
These agreements provide that all shareholders of GPC, other than GP Limited, will transfer to Alliance BMP an aggregate of 9.91% of GPC’s total registered capital, representing the entire holdings of these shareholders. Immediately thereafter, GPC will increase its registered capital by approximately 100% and Alliance BMP Limited will purchase the entire increase at a purchase price of approximately $69 million. GPC will then be converted from a wholly-Chinese owned limited liability company to a Sino-foreign equity joint venture limited liability company (“reorganized GPC”), and each of GP Limited and Alliance BMP Limited will own 50% interest in GPC. The completion of these transactions is subject to approval by the Chinese authority and certain other conditions, and is expected to occur in the second half of 2007.
It is expected reorganized GPC will have eight directors. Each of GP Limited and Alliance BMP Limited will have the right to appoint four directors. Alliance BMP Limited is also entitled to designate the (i) Chairman of the Board of Directors and (ii) General Manager of GPC, and GP Limited will have the right to designate (i) Deputy Chairman of the Board of Directors and (ii) Financial Director of GPC. It is expected that David Gao will initially serve as the Chairman of reorganized GPC.
The Shareholders’ Agreement among the Company, AB and Alliance BMP Limited
Alliance BMP Limited is a joint venture between Beijing Med-Pharm Corporation (the “Company”) and Alliance Unichem Group Limited (“AB”). On January 18, 2007, the Company, AB and Alliance BMP Limited entered into a Shareholders’ Agreement (the “Shareholders’ Agreement”) that sets forth the terms and purpose of the joint venture. Alliance BMP Limited is a newly-formed United Kingdom-based investment vehicle. The primary purpose of Alliance BMP Limited is to acquire 50% interest GPC and to manage its investment in GPC. The Company and AB have agreed to do or cause to be done all reasonable acts necessary or desirable to consummate the joint venture with GPC.
Under the Shareholders’ Agreement, subject to government approval and certain other conditions, the Company will subscribe 99,998 shares of ordinary shares of Alliance BMP Limited for a total purchase price of $13.8 million, and AB will subscribe 399,992 shares of ordinary shares of Alliance BMP Limited for a total purchase price of $55.2 million, such that the Company will have 20% interest and AB will have 80% interest in Alliance BMP Limited. The Company is in the process of reviewing its alternatives to fund Alliance BMP Limited.

Alliance BMP Limited is jointly managed by the Company and AB. Until the parties agree otherwise, the Board of Directors of Alliance BMP Limited will have no more than four directors within two years of closing of the GPC Agreements and thereafter for so long as the Company is the holder of not less than 10% of the total issued shares of Alliance BMP Limited. During such time the Company will have the right to appoint and remove one director. AB will have right to appoint and remove three directors provided that it holds between 50% and 90% of the total issued shares of Alliance BMP Limited. The initial directors of Alliance BMP Limited are David Gao (Chief Executive Officer and a director of the Company) as the BMP director, and Marco Pagni, Stephen Roberts and Roger Phillips as the AB directors.
In addition, under the Shareholders’ Agreement, for so long as David Gao remains an employee of the Company and for the period in which the Company is entitled to appoint directors as described above, the Company will cause David Gao to provide services from time to time to Alliance BMP Limited as its Board of Directors may reasonably request. The provisions of such services will be at no charge to Alliance BMP Limited. If the Company ceases to invest in Alliance BMP Limited, the Company will continue to cause David Gao to provide such services to Alliance BMP Limited for twelve months thereafter. If David Gao ceases to be involved with the Company in any capacity, the Company has agreed not to prevent David Gao’s continuing involvement with Alliance BMP Limited.
The description above is a summary of the relevant agreements and is qualified in its entirety by the text of the agreements, all of which are attached hereto as exhibits.
Cautionary Note Regarding Forward Looking Statements
In addition to historical facts or statements of current condition, this report contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing of the closing of the transactions described herein and expectations regarding the board composition of reorganized GPC. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Actual results could differ materially from those reflected in these forward-looking statements due to the inability to satisfy closing conditions, and if closed the ability for the joint venture to be successful and execute on the Company’s strategic plan, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and the Chinese pharmaceutical market. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.
Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description of Exhibit
99.1	Shareholders’ Agreement, dated as of January 18, 2007, among Beijing Med-Pharm Corporation, Alliance Unichem Group Limited and Alliance BMP Limited

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEIJING MED-PHARM CORPORATION
Date:	January 30, 2007	By:	/s/ FRED M. POWELL
		Name:	Fred M. Powell
		Title:	Chief Financial Officer